PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (the "Agreement") is effective June 5, 2003 (the "Effective Date"), by and among Jane C. Barber (the "Pledgee"), Home Solutions of America, Inc., a Delaware corporation (the "Purchaser"), P.W. Stephens, Inc., a California corporation ("Stephens") and Kirkpatrick & Lockhart LLP, as escrow agent (the "Escrow Agent").

Recitals:

A.        This Agreement is entered into as a condition to that certain First Amendment to Stock Purchase First Amendment (the "First Amendment") of even date herewith between the Pledgee, the Purchaser and Stephens.  In connection with the First Amendment, the Purchaser issued an Amended and Restated Secured Convertible Note (the "Secured Convertible Note") and an Amended and Restated Secured Promissory Note (the "Secured Promissory Note") (together, the "Secured Notes") of even date herewith to the Pledgee pursuant to which the Purchaser agreed to pledge to the Pledgee all of the outstanding capital stock (the "Capital Stock") of Stephens as security for the Purchaser's payment and performance under the Secured Notes.  This Agreement is intended to grant such a pledge to the Pledgee.

B.         In connection with the First Amendment, Stephens guaranteed the payment of all obligations owed by the Purchaser to the Pledgee pursuant to the terms of a Guaranty Agreement (the "Guaranty Agreement") of even date herewith.  Pursuant to the terms of the Guaranty Agreement, Stephens agreed to grant to the Pledgee a security interest in all of its assets, subject to any subordination required by a lending institution of the Purchaser or Stephens as set forth below.  This Agreement is intended to grant such a security interest to the Pledgee.

C.        The parties have agreed upon the identity of the Escrow Agent and upon the form of this Agreement; and

D.        The Escrow Agent has consented to act under this Agreement for the limited purposes herein provided.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS

1.                  Creation of Security Interests.

1.1.            Pledge of Capital Stock by the Purchaser.

1.1.1.      The Purchaser hereby grants to the Pledgee a continuing security interest in the Capital Stock as security for the full performance of the Purchaser under the Secured Notes, including reasonable fees and expenses incurred by the Pledgee to obtain, preserve and enforce this Agreement and the security interests created hereunder and to maintain and preserve the Collateral (as defined herein), including, without limitation, reasonably attorneys' fees and costs, whether or not involving litigation and/or appellate or bankruptcy proceedings (collectively, the "Obligations").  Simultaneously with the execution of this Agreement, the Purchaser shall deliver to the Escrow Agent stock certificates representing all of the Capital Stock, together with duly executed stock powers or other appropriate transfer documents executed in blank by the Purchaser (the "Transfer Documents"), and such stock certificates and Transfer Documents shall be held by the Escrow Agent until the full payment of Obligations or the termination or expiration of this Agreement, subject to Section 6 hereunder.

1.1.2.      The Purchaser hereby grants Pledgee a further security interest in any stock rights, rights to subscribe, stock dividends, new securities, or other property to which such the Purchaser is or may hereafter become entitled to receive on account of the Capital Stock pledged hereunder.  In the event a the Purchaser receives additional property of such nature ("Additional Pledged Property"), the Purchaser shall immediately deliver such Additional Pledged Property to the Escrow Agent to be held by the Escrow Agent in the same manner and on the same terms as the Capital Stock originally pledged hereunder.

1.1.3.      Subject to the subordination of the Pledgee's rights as set forth in Section 8, so long as any Obligations are due and owing to the Pledgee or an Event of Default has occurred and is continuing, Stephens shall not, and the Purchaser shall not take any action to cause Stephens, to (i) issue any shares of its capital stock (regardless or class or series) or securities convertible or exercisable into shares of its capital stock, (ii) amend Stephen's charter or bylaws, (iii) sell, assign or transfer any of its assets other than in the ordinary course of business, (iv) mortgage, pledge, create a security interest in or otherwise encumber any of its assets, tangible or intangible, (v) declare or pay any dividends or other distributions, whether in cash, capital stock or in kind or purchase or redeem any of its capital stock, (vi) purchase the capital stock or assets of any other entity, (vii) merge, consolidate with or into any other entity, or liquidate or dissolve, (viii) lend any funds or act as a guarantor or surety on any debt, (ix) create, incur, assume or suffer to exist indebtedness of any description whatsoever in excess of $250,000, whether secured or unsecured or (x) create any subsidiaries nor convey any of its assets to any subsidiary.

1.2.            Security Interest in Assets of Stephens.  Subject to the first-lien security interest granted to the provider of the Credit Facility (as defined in Section 8),  as security for the Obligations, Stephens hereby assigns and pledges to the Pledgee, and hereby grants to the Pledgee a continuing security interest in, all of Stephens' right, title and interest in and to all of its tangible and intangible assets, in all cases whether now or hereafter existing, whether now owned or hereafter acquired and wherever located (the "Collateral"), including, without limitation, the following kinds and types of property:

1.2.1.      All accounts, accounts receivable, other rights to payment, documents, chattel paper, general intangibles, deposit accounts, investment property, financial assets and letter-of-credit rights, and all rights now or hereafter existing in and to all security agreements, letters of credit and other supporting obligations or contracts securing or otherwise relating to any of the foregoing (any and all such accounts, accounts receivable, other rights to payment, documents, chattel paper, general intangibles, deposit accounts, investment property, financial assets and letter-of-credit rights being the "Receivables," and any and all such security agreements, letters of credit and other supporting obligations or contracts being the "Related Contracts");

1.2.2.      All drafts, acceptances, promissory notes and other instruments (the  "Instruments");

1.2.3.      All equipment, machinery, trucks and other motor vehicles, furnishings and fixtures, all parts thereof, all accessions thereto and all replacements thereof, wherever located (any and all such equipment, machinery, vehicles, furnishings, fixtures, parts, accessories and replacements being the "Equipment");

1.2.4.      All inventory in all of its forms, wherever located, (including, but not limited to) (i) all raw materials and work in process therefore, all finished goods thereof, and all materials used or consumed in the production thereof, (ii) all goods in which Stephens has a joint or other interest or right of any kind (including, without limitation, goods in which Stephens has an interest or right as consignee), (iii) all goods which are returned to or repossessed by Stephens and (iv) all accessions thereto, products thereof and documents therefore (any and all such inventory, accessions, products and documents being the "Inventory" or "Inventory"), and all farm products;

1.2.5.      All books, records, programs and software relating to any of the foregoing Collateral; and

1.2.6.      All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not the Pledgee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

1.2.7.      So long as any Obligations are due and owing to the Pledgee or an Event of Default has occurred and is continuing, Stephens shall not, and the Purchaser shall not take any action to cause Stephens, to sell, exchange, lease, negotiate, pledge, assign or grant any security interest in or otherwise dispose of the Collateral to anyone other than the Pledgee, nor permit any other lien of any kind to attach thereto, nor permit the same to be attached to or commingled with other goods or property, without the Pledgee's written consent, subject to the subordination of the Pledgee's rights as set forth in Section 8.

2.                  Representations and Warranties.

2.1.            Since November 1, 2002, subject only to the security interest of Pledgee created hereunder, the Purchaser has been and will continue to be the legal and record owner of the Capital Stock, and shall be entitled to vote the Capital Stock, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Capital Stock, subject to the restrictions herein.  Upon the occurrence of an Event of Default (as defined herein), the Pledgee shall be entitled to vote the Capital Stock, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Capital Stock.

2.2.            Each of the Purchaser and Stephens jointly and severally represents, warrants and covenants to the Pledgee that (i) the Purchaser is the beneficial owner of the Capital Stock, which represents all of the issued and outstanding shares of capital stock of Stephens, (ii) each of them has full power, right and authority to enter into and perform its obligations under this Agreement, and (iii) this Agreement has been duly executed and delivered by each of them and constitutes the valid and binding obligation of each of them and is enforceable against each of them in accordance with its terms.  No permits, approvals or consents of or notifications to (i) any governmental entities, or (ii) any other persons or entities are necessary in connection with the execution, delivery and performance by either the Purchaser or Stephens of this Agreement and the consummation of the transactions contemplated hereby.  Neither the execution and delivery of this Agreement by the Purchaser or Stephens nor the performance by either of them of the transactions contemplated hereby will:

                        (i)         Violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, ruling, injunction, decree or other decision (collectively, "Rules") of any court or other tribunal or any governmental entity or agency binding on the Purchaser or his properties, or conflict with or cause an event of default under any contract or agreement of the Purchaser; or

                        (ii)        Require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental body, person, entity or any other third party.

3.                  Release of Capital Stock from Pledge.  Upon the full payment of the Obligations, the parties hereto shall notify the Escrow Agent to such effect in writing.  Upon receipt of such written notice, the Escrow Agent shall return to the Purchaser the Transfer Documents, the certificates representing the Capital Stock, and any Additional Pledged Property (collectively, the "Pledged Materials"), whereupon any and all rights of Pledgee in the Capital Stock and any Additional Pledged Property shall be terminated.  Notwithstanding anything to the contrary contained herein, upon full payment of the Obligations, this Agreement and Pledgee's security interest and rights in and to the Capital Stock shall terminate.

4.                  Further Assurances.  From time to time, at their own expense, each of the Purchaser and Stephens shall promptly execute and deliver all further instruments and documents, and take all further actions, that may be necessary or desirable, or that the Pledgee may reasonably request, in order to perfect and protect the assignment and security interest granted or purported to be granted hereby or to enable the Pledgee to exercise or enforce its rights and remedies hereunder with respect to any of the Capital Stock or the Collateral.  Without limiting the generality of the foregoing, the Purchaser or Stephens, upon the Pledgee's demand, shall execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable, or as the Pledgee may request, in order to perfect and preserve the pledges and security interests granted or purported to be granted hereby.  Each of the Purchaser and Stephens hereby irrevocably authorizes the Pledgee to file one or more financing statements in whatever filing offices the Pledgee considers appropriate.  Such financing statements may describe the collateral covered thereby as being all of the outstanding capital stock and assets of Stephens (whether now owned or hereafter acquired, whether now existing or hereafter created or arising and wherever located) or using any other appropriate description the Pledgee elects.

5.                  Event of Default.  For purposes of this Agreement, an "Event of Default" shall be deemed to have occurred hereunder:

5.1.            If an Event of Default shall occur as defined in the Secured Convertible Note or the Secured Promissory Note, or if the Purchaser shall fail for any reason or for no reason, to forthwith pay or perform the Obligations when due without notice or demand by the Pledgee in the manner and on the day required by either of the Secured Notes; or

5.2.            If either the Purchaser or Stephens makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating either the Purchaser or Stephens bankrupt or insolvent; or any order for relief with respect to the Purchaser or Stephens is entered under any bankruptcy or insolvency laws; or the Purchaser or Stephens petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Purchaser or Stephens of any substantial part of the assets of the Purchaser or Stephens, or commences any proceeding relating to the Purchaser or Stephens under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Purchaser or Stephens; or

5.3.            If either the Purchaser or Stephens should default in any other obligation set forth in this Agreement.

Upon an Event of Default, all of the obligations of each of the Purchaser or Stephens hereunder and in the Secured Notes shall be immediately due and payable without any action on the part of the Pledgee, and the Pledgee shall be entitled to seek and institute any and all remedies available to it.  No remedy conferred under this Agreement upon the Pledgee is intended to be exclusive of any other remedy available to the Pledgee, pursuant to the terms of this Agreement or otherwise.  No single or partial exercise by the Pledgee of any right, power or remedy hereunder shall preclude any other or further exercise thereof.  The failure of the Pledgee to exercise any right or remedy under this Agreement or otherwise, or delay in exercising such right or remedy, shall not operate as a waiver thereof.

6.                  Remedies.  Upon the occurrence of the Event of Default, the Pledgee may, at her sole discretion, provide written notice of such Default (the "Default Notice") to the Escrow Agent, with a copy to the Purchaser.  As soon as practicable after receiving the Default Notice, the Escrow Agent shall deliver to Pledgee the Pledged Materials held by the Escrow Agent hereunder, whereupon Pledgee may exercise all rights and remedies of a secured party with respect to such property as may be available under the Uniform Commercial Code as in effect in the State of California.

7.                  Concerning the Escrow Agent.

7.1.            The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

7.2.            The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so.  The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner, and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such certificates, monies, instruments, or other documents received by it as such escrow holder, and for the disposition of the same in accordance with the written instruments accepted by it in the escrow.

7.3.            The Pledgee, Stephens and the Purchaser hereby agree, jointly and severally, to defend and indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, or any other expenses, fees, or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorneys' fees and costs of defending any action, suit, or proceeding or resisting any claim (and any costs incurred by the Escrow Agent pursuant to Sections 7.4 or 7.5 hereof).  The Escrow Agent shall be vested with a lien on all property deposited hereunder, for indemnification of attorneys' fees and court costs regarding any suit, proceeding or otherwise, or any other expenses, fees, or charges of any character or nature, which may be incurred by the Escrow Agent by reason of disputes arising between the makers of this escrow as to the correct interpretation of this Agreement and instructions given to the Escrow Agent hereunder, or otherwise, with the right of the Escrow Agent, regardless of the instructions aforesaid, to hold said property until and unless said additional expenses, fees, and charges shall be fully paid.  Any fees and costs charged by the Escrow Agent for serving hereunder shall be paid by the Pledgee, subject to the foregoing.

7.4.            If any two parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, at its sole discretion, deposit the Pledged Materials with a court in Orange County, California, and, upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully cease and terminate.  The Escrow Agent shall be indemnified by the Purchaser, Stephens and Pledgee for all costs, including reasonable attorneys' fees in connection with the aforesaid proceeding, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final decision or other settlement in the proceeding is received.

7.5.            The Escrow Agent may consult with counsel of its own choice (and the costs of such counsel shall be paid by the Purchaser, Stephens and Pledgee) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.  The Escrow Agent shall otherwise not be liable for any mistakes of fact or error of judgment, or for any actions or omissions of any kind, unless caused by its willful misconduct or gross negligence.

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7.6.            The Escrow Agent may resign upon thirty (30) days' written notice to the parties in this Agreement.  If a successor Escrow Agent is not appointed within this thirty (30) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor.

8.                  Agreement to Subordinate.  Notwithstanding any other provision of this Agreement, the Pledgee hereby agrees to subordinate her rights under this Agreement to (i) the $1.5 million credit facility obtained by Stephens on June 4, 2003 (the "Credit Facility"), provided that the Credit Facility discharges the personal guarantees provided by Seller and Seller's husband for borrowings owed by Stephens, and (ii) any loan of up to $3.5 million obtained by the Purchaser or Stephens, or any renewal or extension thereof that results in the payoff of all amounts outstanding pursuant to Section 8(i) hereof (a loan described in Section 8(i) or (ii) shall be referred to herein as a "Senior Loan"), pursuant to a subordination agreement or intercreditor agreement in a form acceptable to the financing source providing the Senior Loan (the "Subordination Agreement"), and reasonably acceptable to Seller.

9.                  Conflict Waiver.  Each of the Purchaser and Stephens acknowledges and agrees that the Escrow Agent is solely representing the Pledgee in connection with this Agreement and all of the other related documents and each of the Purchaser and Stephens waive any objection any of them might have with respect to the Escrow Agent acting as the Escrow Agent pursuant to this Agreement.  Further, each of the Purchaser and Stephens agrees that the Escrow Agent shall not be prohibited from representing the Pledgee in any matter, including, without limitation, any matter adverse to either the Purchaser or Stephens, whether arising out of this Agreement, any other Transaction Document or otherwise.

10.              Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Purchaser or Stephens:	Home Solutions of America, Inc.
11850 Jones Road
Houston, Texas 77070
Attn: Andrew White, President
Facsimile No.: (281) 970-9854

With Copy to:	J. Paul Caver, Esq. 3102 Maple Avenue, Suite 220 Dallas, Texas 75201 Facsimile No.: (214) 220-1288

If to the Pledgee:	Jane C. Barber
1633 Chandelle Lane
Fallbrook, California 92028
Facsimile No.: (760) 723-9207

With Copy to:	Kirkpatrick & Lockhart LLP
201 South Biscayne Blvd., Suite 2000
Miami, FL 33131-2399
Attention: Troy J. Rillo, Esq.
Facsimile No.: (305) 358-7095

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

11.              Binding Effect.  All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their successors and assigns.

12.              Governing Law; Dispute Resolution.  This Agreement shall be interpreted in accordance with the laws of the State of California without regard to its conflicts of law principles.  Any and all disputes arising under or in connection with this Agreement shall be resolved by submission to final and binding arbitration in accordance with the then prevailing rules of JAMS.  A single arbitrator shall be chosen and the proceedings shall be conducted in Orange County, California.  In addition, the arbitrator shall base his award upon substantial evidence and in accordance with California law, and shall award reasonable attorneys' fees and costs, expert witness fess and arbitration fees to the Pledgee if she should prevail, but shall have no power or jurisdiction to award any punitive or exemplary damages.  Judgment upon an arbitration award may be confirmed in the Orange County Superior Court and may be corrected or vacated only in accordance with California Code of Civil Procedures Section 1285, et seq.

13.              Remedies Cumulative.  No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or here-after existing at law, in equity, by statute, or otherwise.  No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

14.              Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

15.              No Penalties.  No provision of this Agreement is to be interpreted as a penalty upon any party to this Agreement.

16.              Court Costs and Attorneys' Fees.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge and Security Agreement as of the date first above written.

Kirkpatrick & Lockhart, LLP,	THE PURCHASER:
As Escrow Agent
HOME SOLUTIONS OF AMERICA, INC.

By:
Its:	By:
Name:
Title:

STEPHENS:

P.W. STEPHENS, INC.

By:
Name:
Title:

                                                                                    THE PLEDGEE:

                                                                                    Jane C. Barber